EXHIBIT 99.1
Sila Realty Trust, Inc.
Second Quarter 2022 Results
TAMPA, FL (August 9, 2022) - Sila Realty Trust, Inc., or the Company, a public, non-traded real estate investment trust focused on healthcare properties, today announced operating results for the second quarter ended June 30, 2022.
Highlights of the Quarter Ended June 30, 2022 and Subsequent Events
•Net income attributable to common stockholders totaled $12.0 million; net income attributable to common stockholders per diluted share was $0.05.
•Net operating income, or NOI*, attributable to the Company's operating healthcare properties totaled $41.9 million.
•Funds from operations, or FFO*, attributable to common stockholders equaled $29.8 million; FFO attributable to common stockholders per diluted share was $0.13.
•Adjusted funds from operations, or AFFO*, attributable to common stockholders equaled $29.4 million; AFFO attributable to common stockholders per diluted share was $0.13.
•On May 12, 2022, the Company acquired one healthcare property in the Pittsburgh, PA market for an aggregate purchase price of $14.3 million. The property is approximately 33,712 rentable square feet and is fully leased to four tenants.
•On May 17, 2022, the Company entered into a new senior unsecured term loan agreement.
•On May 20, 2022, the Company acquired a portfolio of three healthcare properties in the Prosser, WA market for an aggregate purchase price of $8.6 million. The three healthcare properties are approximately 20,630 rentable square feet and are leased entirely to one tenant.
•On July 20, 2022, the Company acquired one healthcare property in the Tampa, FL market for an aggregate purchase price of $51.2 million. The property is approximately 87,649 rentable square feet and is entirely leased to one tenant.
•On July 21, 2022, the Company acquired one healthcare property in the Escondido, CA market for an aggregate purchase price of $63.4 million. The property is approximately 56,852 rentable square feet and is entirely leased to one tenant.
“We are excited with the continuing strong performance of the company as evidenced by higher rental revenue and net operating income, when compared to the second quarter of 2021 resulting from our carefully assembled portfolio of healthcare properties. These increases resulted from both the durability of the rental revenue from our same store properties and property acquisitions completed while adhering to our underwriting and capital allocation strategy", stated Michael Seton, the Company’s President and Chief Executive Officer. “We have also taken key steps to further strengthen our balance sheet by closing a new term loan agreement during the quarter, which resulted in the extension of our debt maturities to 2028 and the significant reduction of our debt cost of capital. We remain focused on maximizing stockholder value and achieving liquidity, which may include a public listing of the Company, in the timeframe set forth in the original offering materials.”
* An explanation of FFO, AFFO, and NOI, as well as reconciliations of such non-United States generally accepted accounting principles ("GAAP") financial measures, which should not be considered alternatives to GAAP measures, to the most directly comparable U.S. GAAP measures, are included at the end of this release.

Financial Results
Quarter Ended June 30, 2022, Compared to Quarter Ended June 30, 2021
•Net income attributable to common stockholders was $12.0 million for the quarter ended June 30, 2022, a decrease of 25%, compared to net income attributable to common stockholders of $16.1 million for the quarter ended June 30, 2021.
•FFO attributable to common stockholders was $29.8 million for the quarter ended June 30, 2022, a decrease of 33%, compared to $44.2 million for the quarter ended June 30, 2021.
•AFFO attributable to common stockholders was $29.4 million for the quarter ended June 30, 2022, a decrease of 29%, compared to $41.3 million for the quarter ended June 30, 2021.

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
Net income attributable to common stockholders per common share - basic, diluted	$0.05	$0.07	$(0.02)	(28.57)%
FFO per common share - basic, diluted	$0.13	$0.20	$(0.07)	(35.00)%
AFFO per common share - basic, diluted	$0.13	$0.19	$(0.06)	(31.58)%
The decrease in net income attributable to common stockholders, FFO and AFFO during the periods presented above is primarily due to the Company owning a substantially smaller portfolio of properties subsequent to selling the Data Center portfolio on July 22, 2021, which was partially offset by an increase in rental revenue due to the acquisition of nine operating properties and the placement of one development property in service since April 1, 2021.
Operating Results
Quarter Ended June 30, 2022, Compared to Quarter Ended June 30, 2021
•NOI attributable to our operating healthcare properties was $41.9 million for the quarter ended June 30, 2022, an increase of 3%, compared to $40.5 million for the quarter ended June 30, 2021.
•Rental revenue attributable to our operating healthcare properties was $44.9 million for the quarter ended June 30, 2022, an increase of 3%, compared to $43.7 million for the quarter ended June 30, 2021.
•Same store NOI attributable to our operating healthcare properties was $39.8 million for the quarter ended June 30, 2022, a decrease of (0.3)%, compared to $39.9 million for the quarter ended June 30, 2021.

The increase in NOI and rental revenue attributable to operating healthcare properties during the quarter ended June 30, 2022, as compared to the quarter ended June 30, 2021, is primarily attributable to the acquisition of nine operating properties and the placement of one development property in service since April 1, 2021. The increase in NOI and decrease in FFO and AFFO during the quarter ended June 30, 2022, as compared to the quarter ended June 30, 2021, is due to the sale of the Data Center portfolio on July 22, 2021. The Data Center portfolio operations are presented in discontinued operations and therefore not included in NOI in 2021, however the Data Center operations are included in 2021 FFO and AFFO.

Portfolio Overview
During the second quarter of 2022, the Company acquired four healthcare properties, located in the Pittsburgh, PA and Prosser, WA markets, for an aggregate purchase price of $22.9 million. The properties are composed of 54,342 rentable square feet and are fully leased to five tenants.
As of June 30, 2022, the Company owned 130 operating real estate properties and two undeveloped land parcels, located in 57 markets, composed of approximately 5.4 million rentable square feet with a total real estate investment of approximately $2.2 billion. The Company's properties had a weighted average occupancy of 99.4% and weighted-average remaining lease term of 9.4 years.
Balance Sheet and Liquidity
As of June 30, 2022, the Company had liquidity of approximately $593.1 million, consisting of $23.1 million in cash and cash equivalents and $570.0 million in borrowing base availability under its credit facility.
As of June 30, 2022, the Company had total principal debt outstanding of $505.0 million under the Company's credit facility, with a net debt leverage ratio, which is the ratio of principal debt outstanding less cash to fair value of real estate plus the total aggregate cost of properties acquired after the net asset value date of May 31, 2021, of 20.7%. The Company’s outstanding debt was composed of 96.0% fixed rate debt through the use of interest rate swaps and 4.0% variable rate debt.
On April 8, 2022, the Company entered into five interest rate swap agreements, two of which have an effective date of May 2, 2022 and a notional amount of $85.0 million, and three of which have an aggregate notional amount of $150.0 million and an effective date of May 1, 2023, to replace two interest rate swaps with an aggregate notional amount of $150.0 million that have a maturity date of April 27, 2023. In May 2022, the Company entered into bilateral agreements with its swap counterparties to transition all of its interest rate swap agreements to the Secured Overnight Financing Rate, or SOFR. As of June 30, 2022, all of the Company's interest rate swap agreements were indexed to SOFR.
On May 17, 2022, the Company, Sila Realty Operating Partnership, LP, or the Operating Partnership, and certain of the Company’s subsidiaries, entered into a new senior unsecured term loan agreement, or the 2028 Term Loan Agreement, with Truist Bank, as Administrative Agent for the lenders, for aggregate commitments of up to $275.0 million, of which $205.0 million was drawn at closing to pay down the Company’s revolving credit agreement in its entirety. The remainder of the commitments were available for three months following the closing date, or the Availability Period, and were available in no more than three subsequent draws with a minimum of $20.0 million per draw, or the remaining commitments available. After the Availability Period, the undrawn portion was no longer available. If the committed amount was not fully drawn within 60 days of closing, the Company was required to pay a fee to the lenders, calculated as 0.25% per annum on the average daily amount of the undrawn portion, payable quarterly in arrears, until the earlier of (i) the date when the commitments have been funded in full, or (ii) August 17, 2022. The 2028 Term Loan Agreement may be increased, subject to lender approval, to an aggregate amount not to exceed $500.0 million and has a maturity date of January 31, 2028.
On July 12, 2022 and July 20, 2022, the Company drew $50.0 million and $20.0 million, respectively, on the 2028 Term Loan Agreement, to fund the Tampa, FL and Escondido, CA acquisitions. As of July 20, 2022, the 2028 Term Loan Agreement commitments were fully funded.

Distributions
The following table summarizes the Company's distributions paid and distributions declared during the second quarter of 2022 (amounts in thousands, except per share amounts):

Common Stock	Cash	DRIP (1)	Total Distributions	Distributions Declared Per Share (2)
Class A	$13,342	$3,682	$17,024	$0.10
Class I	971	677	1,648	$0.10
Class T	2,174	1,910	4,084	$0.10
Class T2	8	9	17	$0.08
	$16,495	$6,278	$22,773

(1)Distribution reinvestment plan (DRIP).
(2)The Company declared weighted average distributions per share of common stock in the amount of $0.10.
Supplemental Information
The Company routinely provides information for investors and the marketplace through press releases, SEC filings and the Company's website at investors.silarealtytrust.com. The information that the Company posts to its website may be deemed material. Accordingly, the Company encourages investors and others interested in the Company to routinely monitor and review the information that the Company posts on its website, in addition to following the Company's press releases and SEC filings. A glossary of definitions (including those of certain non-GAAP financial measures) and other supplemental information may be found attached to the Current Report on Form 8-K filed on August 9, 2022. A comprehensive listing of the Company's properties is available at silarealtytrust.com/portfolio.
About Sila Realty Trust, Inc.
Sila Realty Trust, Inc. is a public, non-traded real estate investment trust headquartered in Tampa, Florida, that invests in high-quality healthcare properties leased to tenants capitalizing on critical and structural economic growth drivers. The Company is focused on investing in and managing strategic healthcare assets across the continuum of care, with emphasis on lower cost patient settings, which generate predictable, durable and growing income streams. As of June 30, 2022, the Company owned 130 operating healthcare properties and two undeveloped land parcels located in 57 markets across the United States.
Forward-Looking Statements
Certain statements contained herein, including those regarding our focus on maximizing stockholder value and achieving liquidity, a potential public listing of the Company, strategic and accretive acquisitions, and the availability under the Company's senior unsecured term loan agreement, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results, strategic acquisitions and growth opportunities, and future distributions. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company's expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include the risk that the expected benefits for the Company’s pure-play healthcare REIT strategy are not achieved, and other factors, including those described under the section entitled Item 1A. "Risk Factors" of Part I of the Company's 2021 Annual Report on Form 10-K with the SEC a copy of which is available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Investor Relations:

IR@silarealtytrust.com
Miles Callahan, Vice President of Capital Markets and Investor Relations

Condensed Consolidated Balance Sheets (amounts in thousands, except share data)

	(Unaudited) June 30, 2022	December 31, 2021
ASSETS
Real estate:
Land	$166,037	$163,992
Buildings and improvements, less accumulated depreciation of $185,986 and $165,784, respectively	1,672,831	1,648,685
Construction in progress	—	14,628
Total real estate, net	1,838,868	1,827,305
Cash and cash equivalents	23,077	32,359
Acquired intangible assets, less accumulated amortization of $80,049 and $71,067, respectively	173,127	181,639
Goodwill	23,006	23,284
Right-of-use assets - operating leases	24,995	21,737
Right-of-use assets - finance lease	2,286	2,296
Other assets, net	85,234	66,365
Assets held for sale, net	—	22,570
Total assets	$2,170,593	$2,177,555
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Credit facility, net of deferred financing costs of $2,728 and $3,226, respectively	502,272	496,774
Accounts payable and other liabilities	27,854	39,597
Acquired intangible liabilities, less accumulated amortization of $5,177 and $4,444, respectively	12,692	12,962
Operating lease liabilities	27,469	23,758
Finance lease liabilities	2,638	2,636
Liabilities held for sale, net	—	698
Total liabilities	572,925	576,425
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share, 510,000,000 shares authorized; 239,848,129 and 238,226,119 shares issued, respectively; 225,240,223 and 224,179,939 shares outstanding, respectively	2,252	2,242
Additional paid-in capital	2,014,252	2,004,404
Accumulated distributions in excess of earnings	(432,101)	(400,669)
Accumulated other comprehensive income (loss)	13,265	(4,847)
Total stockholders’ equity	1,597,668	1,601,130
Total liabilities and stockholders’ equity	$2,170,593	$2,177,555

Condensed Consolidated Quarterly (Unaudited) Statements of Comprehensive Income (amounts in thousands, except share data and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Rental revenue	$44,918	$43,747	$89,200	$86,169
Expenses:
Rental expenses	3,010	3,275	6,035	6,489
General and administrative expenses	7,744	6,639	14,600	13,262
Depreciation and amortization	17,814	17,615	35,802	35,839
Impairment loss on real estate	—	6,502	7,109	16,925
Impairment loss on goodwill	—	431	278	671
Total expenses	28,568	34,462	63,824	73,186
Gain on real estate disposition	—	—	460	—
Income from operations	16,350	9,285	25,836	12,983
Interest and other expense, net	4,329	9,534	12,444	18,298
Income (loss) from continuing operations	12,021	(249)	13,392	(5,315)
Income from discontinued operations	—	16,305	—	24,253
Net income attributable to common stockholders	$12,021	$16,056	$13,392	$18,938
Other comprehensive income:
Unrealized income on interest rate swaps, net	$5,257	$1,775	$18,112	$7,567
Other comprehensive income	5,257	1,775	18,112	7,567
Comprehensive income attributable to common stockholders	$17,278	$17,831	$31,504	$26,505
Weighted average number of common shares outstanding:
Basic	225,008,452	223,082,912	224,755,285	222,783,708
Diluted	226,362,977	223,082,912	226,115,545	222,783,708
Net income per common share attributable to common stockholders:
Basic:
Continuing operations	$0.05	$—	$0.06	$(0.02)
Discontinued operations	—	0.07	—	0.11
Net income attributable to common stockholders	$0.05	$0.07	$0.06	$0.09
Diluted:
Continuing operations	$0.05	$—	$0.06	$(0.02)
Discontinued operations	—	0.07	—	0.11
Net income attributable to common stockholders	$0.05	$0.07	$0.06	$0.09
Distributions declared per common share	$0.10	$0.12	$0.20	$0.24

Use of Non-GAAP Information
Net operating income, a non-GAAP financial measure, is defined as rental revenue, less rental expenses, which excludes general and administrative expenses, depreciation and amortization, impairment loss on real estate, impairment loss on goodwill, interest and other expense, net, and income from discontinued operations. The Company believes that net operating income serves as a useful supplement to net income because it allows investors and management to measure unlevered property-level operating results and to compare operating results to the operating results of other real estate companies between periods on a consistent basis. Net operating income should not be considered as an alternative to net income determined in accordance with GAAP as an indicator of financial performance, and accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results, net operating income should be examined in conjunction with net income as presented in the condensed consolidated financial statements and data included on the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2022.
The following are reconciliations of net income attributable to common stockholders, which is the most directly comparable GAAP financial measure, to net operating income for the three months ended June 30, 2022 and 2021 (amounts in thousands):

	Three Months Ended June 30,
	2022	2021
Revenue:
Rental revenue	$44,918	$43,747
Expenses:
Rental expenses	3,010	3,275
Net operating income	41,908	40,472

Expenses:
General and administrative expenses	7,744	6,639
Depreciation and amortization	17,814	17,615
Impairment loss on real estate	—	6,502
Impairment loss on goodwill	—	431
Income from operations	16,350	9,285
Interest and other expense, net	4,329	9,534
Income (loss) from continuing operations	12,021	(249)
Income from discontinued operations	—	16,305
Net income attributable to common stockholders	$12,021	$16,056
The Company generates its net operating income from property operations. In order to evaluate the overall portfolio, management analyzes the net operating income of same store properties. The Company defines "same store properties" as operating properties that were owned and operated for the entirety of both calendar periods being compared and excludes properties under development and properties or land classified as held for sale. By evaluating the net operating income of the same store properties, management is able to monitor the operations of the Company's existing properties for comparable periods to measure the performance of the current portfolio and determine the effects of new acquisitions and dispositions on net income.

The following table represents the breakdown of the three months ended June 30, 2022, total rental revenue and rental expenses and compares with amounts for the 2021 corresponding periods (amounts in thousands).

	Three Months Ended June 30,
	2022	2021
Revenue:
Same store rental revenue	$40,207	$40,235
Same store tenant reimbursements (1)	2,380	2,426
Non-same store rental revenue	2,076	929
Non-same store tenant reimbursements (1)	254	155
Other operating income	1	2
Total rental revenue	44,918	43,747
Expenses:
Same store rental expenses	2,748	2,799
Non-same store rental expenses	262	476
Net operating income	$41,908	$40,472

(1)    Tenant reimbursements represent expenses, which are paid back to the Company by tenants.
Funds From Operations (“FFO”) and Adjusted Funds From Operations ("AFFO") are non-GAAP financial measures. FFO is calculated using the NAREIT definition: net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and asset impairment write-downs, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful. In addition to FFO, the Company uses AFFO as a supplemental financial performance measure because the Company believes it provides to stakeholders a more complete understanding of its sustainable performance. AFFO is a metric used by management to evaluate the Company's dividend policy. The Company calculates AFFO by further adjusting FFO for the following items included in the determination of GAAP net income: amortization of above- and below-market leases, along with amortization of operating leases and the finance lease, resulting from above-and below-market leases, straight-line rent adjustments, discount amortization related to the deferred liability in connection with the internalization transaction, impairment loss on goodwill, (gain) loss on extinguishment of debt, amortization of deferred financing costs and stock-based compensation. Other REITs may use different methodologies for calculating AFFO and, accordingly, the Company’s AFFO may not be comparable to other REITs.
FFO and AFFO should not be considered to be more relevant or accurate than the GAAP methodology in calculating net income or in its applicability in evaluating our operational performance. The method used to evaluate the value and performance of real estate under GAAP should be considered as a more relevant measure of operating performance and more prominent than the non-GAAP FFO and AFFO measures and the adjustments to GAAP in calculating FFO and AFFO.

The following is a reconciliation of net income attributable to common stockholders, which is the most directly comparable GAAP financial measure, to FFO and AFFO for the three months ended June 30, 2022 and 2021 (amounts in thousands, except share data and per share amounts):

	Three Months Ended June 30,
	2022	2021
Net income attributable to common stockholders	$12,021	$16,056
Adjustments:
Depreciation and amortization	17,788	21,592
Gain on real estate disposition from continuing operations	—	—
Impairment loss on real estate	—	6,502
FFO attributable to common stockholders	$29,809	$44,150
Adjustments:
Amortization of intangible assets and liabilities (1)	121	(639)
Amortization of operating leases and finance lease	272	216
Straight-line rent adjustments (2)	(2,431)	(4,452)
Amortization of discount of deferred liability	—	55
Impairment loss on goodwill (3)	—	431
Amortization of deferred financing costs	364	1,011
Stock-based compensation	1,278	563
AFFO attributable to common stockholders	$29,413	$41,335
Weighted average common shares outstanding - basic	225,008,452	223,082,912
Weighted average common shares outstanding - diluted	226,362,977	223,082,912
Weighted average common shares outstanding - diluted for FFO and AFFO	226,362,977	224,046,603
Net income per common share - basic	$0.05	$0.07
Net income per common share - diluted	$0.05	$0.07
FFO per common share - basic	$0.13	$0.20
FFO per common share - diluted	$0.13	$0.20
AFFO per common share - basic	$0.13	$0.19
AFFO per common share - diluted	$0.13	$0.19

(1)    Represents the amortization of above-and below-market leases.
(2)    Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays, if applicable). This may result in income recognition that is different than the underlying contractual terms. By adjusting for the change in straight-line rent receivable, AFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, which aligns with the Company's analysis of operating performance.
(3)    During the three months ended June 30, 2021, the Company wrote off goodwill related to two reporting units in the amount of approximately $0.4 million. The goodwill was originally recognized as a part of the internalization transaction on September 30, 2020. The Company believes that adjusting for such non-recurring items provides useful supplemental information because such adjustments may not be reflective of ongoing operations and aligns with its analysis of operating performance.